Exhibit 10.2
207 N Goode Ave Ste 500
Glendale, California 92103
Phone 626 304-2000
Fax 626 792-7312

August 25, 2020

Ignacio Walker
[Address]
[Address]

Dear Ignacio:

I am very pleased to offer you the position of Chief Legal Officer, reporting directly to me. This is an Executive - Level 3 position and will be effective September 1, 2020.

Specific details of our job offer are as follows:

Base Salary: Your annualized rate of pay will be $415,000 paid semi-monthly. Your next salary review will be April 1, 2021. Subsequent salary reviews will be conducted on April 1st of each year, or on another date designated by the Company for a given year.

Bonus: You will continue to be eligible to be considered under Avery Dennison’s annual incentive plan (“AIP”) to participate at a 50% of base salary opportunity level effective September 1, 2020, subject to applicable withholdings. The Annual Incentive Plan (AIP), including eligibility criteria, may change at any time, with or without notice, in accordance with applicable law or, if permissible under the law, at the discretion of the Company.

Long-Term Incentive (LTI): Under the Company’s executive incentive compensation program you will be eligible to be considered for an annualized long-term incentive award with a value opportunity equivalent to approximately 120% of your base salary effective January 1, 2021. As a Level 3 Executive, you will be required to comply with the Company’s Stock Ownership Guidelines at a 2X salary multiple. This long-term incentive award can be delivered to you in equity and/or cash. The long term incentive program, including eligibility criteria, may be amended, suspended or terminated at any time, with or without notice, in accordance with applicable law and the applicable plan terms.

•Special Award: You will be given a special one-time grant with a value of $300,000, which will be converted to RSU’s based on the fair market value (FMV) as of the day of the grant. This award will be granted on September 1, 2020 and will vest over a three-year period at a rate of one-third per year on the anniversary of the grant date, subject to your continued employment with the Company through each such anniversary.

Executive Benefits: You will receive an annual Executive Benefit Allowance in the amount $50,000, which will be paid in semi-monthly installments with your normal payroll run. If your start date is in the middle of a pay cycle, you will receive the first allowance at the beginning of your next pay cycle.

You will continue to be entitled to the benefits generally available to Company employees in accordance with specific plan provisions. You will continue to be entitled to unlimited vacation and will not accrue vacation while eligible for the unlimited use program. You will receive holidays in accordance with the Company’s holiday policy as it may be established and changed from time-to-time. Avery Dennison celebrates 12 paid holidays each calendar year and you will receive a schedule of holidays for your work location shortly after you begin.

Please see Level 3 Benefits Summary as a reference.

In this role, you will be considered a Section 16 officer under U.S. securities laws. As a result, you will have obligations to report any transactions you make with respect to Company stock within two business days of the transaction. In addition to these reporting requirements, you can be subject to

Exhibit 10.2
civil liability for certain “short-swing” transactions. You should discuss these matters with the Law Department.

All other terms and conditions will remain the same.

Congratulations on your new role. If you have any questions, please let me know.

Please sign and date this offer letter below and return it to LeeAnn Prussak in Corporate Human Resources.

Sincerely,

/s/ Mitch Butier

Mitch Butier
President & CEO

Attachment:
Level 3 Benefits Summary
Stock Ownership Policy

cc: LeeAnn Prussak

Accepted by: Ignacio Walker

Date: August 27, 2020